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                                                           WHIRLPOOL CORPORATION

                                                  CONTACT: Whirlpool Corporation
                                                  Media: Tom Kline, 616/923-3738
                                              thomas_e_kline@email.whirlpool.com
                                        Financial: Thomas Filstrup, 616/923-3189
                                           thomas_c_filstrup@email.whirlpool.com
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          WHIRLPOOL CORP. CHAIRMAN AND CEO DAVID R. WHITWAM TO PRESENT
                 2002 STRATEGY AND PLANS TO ANALYSTS IN NEW YORK

     Vitromatic Acquisition, First Quarter Outlook, and New Whirlpool Brand
                Refrigerated Oven Among Topics Whitwam to Discuss


BENTON HARBOR, Mich., Feb. 26, 2002--Whirlpool Corporation (NYSE:WHR) announced that its chairman and chief executive officer, David R. Whitwam, will meet with analysts later today at the Global Industrial Manufacturing Conference in New York City.

     Whitwam is expected to discuss Whirlpool's global strategy and capabilities, and highlight the company's first quarter outlook based on improved appliance industry conditions. Whitwam also will describe a number of recent successful product introductions, including Polara, the world's first refrigerated range.

     Whitwam will provide an overview of the company's recently announced agreement in principle with Vitro, S.A., to acquire Vitro's stake in Vitromatic S.A. de C.V., an appliance manufacturing and distribution joint venture in Mexico. Whirlpool, which holds 49 percent interest in the joint venture, intends to purchase Vitro's remaining 51 percent interest. Pending due diligence and regulatory approvals, Whirlpool expects to purchase Vitro's stake in Vitromatic for $150 in million cash and will assume 100 percent of the joint venture's existing $220 million debt. Vitromatic is Mexico's second largest appliance manufacturer with a 34 percent market share and annual sales of more than $600 million.

     In his discussion of the company's strategy, Whitwam will offer details behind Whirlpool's rise to the leading market position within the $106 billion global appliance industry. The company's strategy has helped the Whirlpool brand become the world's No. 1 selling home appliance brand. Whirlpool's global market share is 40 percent higher than its closest competitor.

     Whirlpool's execution of its strategy includes a global innovation effort to introduce truly unique solutions that consumers want and value, examples of which Whitwam will highlight at the presentation. One innovation introduced at the International Builders Show in Atlanta earlier this month is the Whirlpool brand Polara refrigerated range--the world's first cooking range with refrigeration capabilities. The unique range gives consumers the flexibility of preparing and then refrigerating food in the range for up to 24 hours before cooking, which the Polara automatically begins and ends. The Polara is a

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standard-sized range that combines Whirlpool's expertise in refrigeration with the features found in the Whirlpool brand premium line of ranges.

     Whitwam will discuss other significant innovations recently introduced by the Whirlpool brand for North American consumers, including the Duet front-loading clothes washer and dryer, and the Personal Valet clothes vitalizing system.

     Whitwam plans to offer additional insight to the company's strong performance throughout 2001 and into this year. "We just completed a year of solid operating performance in which we generated record free cash flow of $533 million, despite significant challenges in the global economic environment," Whitwam said before the presentation. "Given the continuing positive momentum of our business and the unexpected strength of the U.S. appliance industry so far this year, we expect to deliver another solid performance in 2002."

     Based on the improved U.S. appliance industry conditions in January and February, Whirlpool expects to exceed the current range of analysts' estimates for first quarter core earnings. Whirlpool anticipates its core earnings will increase 15-to-20 percent from core earnings of $1.10 per diluted share in the prior year period.

     In keeping with the industry improvement, Whirlpool has increased its full-year U.S. industry unit shipment forecast to 2 percent growth. The company continues to forecast a 5-to-10 percent improvement in full year core earnings per share in 2002, but may revise the forecast if industry conditions continue to strengthen.

     Whirlpool's core earnings for 2002 will exclude costs to complete the company's restructuring initiative. Net earnings for each quarter in 2002 will include restructuring costs in amounts subject to the timing of restructuring activities. The remaining restructuring costs are estimated to be between $100 million and $150 million for the full year.

     The company announced its restructuring effort in December 2000. The total restructuring charge is expected to be between $300 million and $350 million. When fully implemented, the restructuring effort will yield annualized savings of between $225 million and $250 million.

     An audio replay of Whitwam's presentation and a transcript of his remarks will be available on the company's website at approximately (time/date).

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.
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     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2002 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.

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